This Bridge Loan Note has not been registered under the Securities Act of 1933,as amended ("1933 Act"), or any state securities laws and, accordingly, may notbe sold, offered for sale, pledged or hypotheticated or otherwise transferred or disposed of, directly or indirectly, in the United States or to a resident of the United States, except pursuant to (i) an effective registration statement under the Act and any applicable state securities laws, or (ii) an opinion of counsel for the Lender, reasonably satisfactory to the Company that an exemption from registration under the Act and any applicable state securities laws is available, or (iii) a no action letter from the Securities and Exchange Commission that such registration is not required.

				 US $300,000

		    GREEN PLANET BIOENGINEERING CO., LTD.

	   10% CONVERTIBLE BRIDGE LOAN NOTE DUE SEPTEMBER 1, 2010

	FOR VALUE RECEIVED, GREEN PLANET BIOENGINEERING CO., LTD. , a Delaware corporation (the "Borrower" or the "Company") promises to pay to the order of ONE Holdings, Corp. (the "Holder" or the "Lender") the principal amount of Three Hundred Thousand and no/100 Dollars ($300,000) ("Principal Amount") together with interest ("Interest") on the unpaid balance outstanding from time to time at the rate (as set forth in Section 1 hereof) per annum on the Maturity Date (as defined in Section 2). The Principal Amount will bear Interest until the day the Lender receives collected funds in full payment of the Principal Amount and all unpaid Interest. Borrower acknowledges that on or about June 22, 2009, Fifty Thousand and no/100 Dollars (US$50,000) was funded to Borrower which constitutes a portion of the Principal Amount and which together with the funding of Two Hundred Thousand and no/100 Dollars (US$250,000) on the date hereof comprise the total Principal Amount of Three Hundred Thousand and no/100 Dollars (US$300,000) due from Borrower to Lender under this 10% Convertible Bridge Loan Note (the "Note"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement. This Note may be prepaid in whole or in part at any time prior to the Maturity Date subject to the premium set forth in Section 2.

1.	INTEREST.  "Interest" means an interest rate, based upon a 360 day year with 12 thirty day months, equal to ten percent (10%) per annum. From and after the Due Date or the occurrence of an Event of Default described in
Section 4, the Interest Rate shall be increased as outlined under Section 4(b). Interest shall accrue commencing on September 1, 2009 (the "Issue Date") and shall continue to accrue on a daily basis until payment in full of the Principal Amount and all unpaid Interest has been made (whether before or after the Maturity Date). Any payment shall be applied as provided in this
Section 1(a).

2.	PAYMENT.  The Principal Amount and Interest shall be due and payable as follows: (i) the Company shall pay to the Holder equal quarterly payments of Seventy-Five Thousand and no/100 Dollars (US$75,000) with the first of such payments on December 1, 2009; and (ii) the unpaid balance of the Principal Amount together with all accrued and unpaid Interest thereon shall be due and payable on the Maturity Date. The "Maturity Date" or "Due Date" as used in this Note means the earlier of (i) a funding (from a debt or equity raise) received by the Company in an amount equal to a minimum of 1.5 times the Principal Amount, or three hundred sixty five days (365) days from the Issue Date.

	(a)	All payments of Principal Amount and Interest contemplated
	hereby to be made "in cash" shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). For purposes of this Note, the phrase "date of payment" means the date good funds are received in the account designated by the notice which is then currently effective.

	(b)	Any payment made on account of the Note shall be applied in
	the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest, (ii) then, to accrued interest through and including the date of payment, and (iii) then, to Principal Amount under this Note.

	(c)	If the Principal Amount and Interest payable under this Note
	are paid prior to the Maturity Date, the Company shall also pay to the Holder a premium equal to ten percent (10%) of the Principal Amount.

3.	CONVERSION OF THIS NOTE.  This Note shall be convertible at the election of the Holder into shares of the Company's Common Stock on the terms and conditions set forth in this Section 3.

	(a)	Conversion Right.  At any time or times on or after the Issue
	Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into either (i) fully paid and non-assessable shares of the Company's Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below) or (ii) the debt or equity security or securities offered and sold by the Company in a private offering on the same terms and conditions as such debt or equity security or securities are sold to other investors, provided that the right to convert into securities offered in a private offering under this Section 3(a)(ii) shall terminate following the date that is thirty-one (31) days after the later of the (1) closing of such private offering and (2) delivery by the Company of all of the investment documents for such private offering to Holder. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount (excluding any income taxes attributable to the Holder).

	(b)	Conversion Rate.  The number of shares of Common Stock
	issuable upon conversion of any Conversion Amount pursuant to Section 3(a)(i) shall be determined by dividing (x) such Conversion Amount by
	(y) the Conversion Price (as defined below) (such quotient, the "Conversion Rate").

		(i)	"Conversion Amount" means the sum of (A) the portion
		of the Principal Amount to be converted or redeemed with respect to which this determination is being made and (B) accrued and unpaid Interest with respect to such portion of the Principal Amount.

		(ii)	"Conversion Price' means, as of any Conversion Date
		(as defined below) or other date of determination, and subject to adjustment as provided herein, $0.50 as such amount may be proportionately increased in the event the Common Stock is combined (by combination, reverse stock split or otherwise) into a smaller number of shares or decreased in the event the Common Stock is subdivided (by stock split, stock dividend or otherwise) into a greater number of shares.

	(c)	Mechanics of Conversion.  To convert any Conversion Amount
	into shares of Common Stock or such other securities issuable pursuant to conversion under Section 3(a)(ii) on any date (a "Conversion
	Date'), the Holder shall transmit by facsimile (or otherwise deliver) a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and surrender this Note to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). The Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or certificates representing such other securities issuable pursuant to conversion under Section 3(a)(ii). If the outstanding Principal Amount of this Note is greater than the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five Business Days after receipt of this Note (the "Note Delivery Date") and at its own expense, issue and deliver to the Holder a new Note representing the outstanding Principal Amount not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note or other securities issuable pursuant to conversion under Section 3(a)(ii) shall be treated for all purposes as the record holder or holders of such shares of Common Stock or other securities on the Conversion Date.

4.	RIGHTS UPON AN EVENT OF DEFAULT.

	(a)	An Event of Default.  Each of the following events shall
	constitute a "Default" or an "Event of Default":

		(i)	the Company's failure to pay to the Holder when due
		any quarterly payment required pursuant to Section 2 or failure to pay any portion of the Principal Amount together with accrued and unpaid Interest on the Maturity Date;

		(ii)	any default under any indebtedness of the Company in
		an amount equal to or greater than $50,000, in the aggregate, which is not cured within 90 calendar days of the occurrence of such default;

		(iii)	the Company or any of its Subsidiaries, pursuant to
		or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

		(iv)	a court of competent jurisdiction enters an order or
		decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

		(v)	a final judgment or judgments for the payment of
		money aggregating in excess of $10,000 are rendered against the Company or any of its Subsidiaries and which judgments are not,within 120 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 120 days after the expiration of such stay; or

		(vi)	the Company breaches in any material respect any
		representation, warranty, covenant or other term or condition of the Convertible Note Purchase Agreement of even date herewith ('Purchase Agreement"), this Note or any other Transaction Document and fails to cure the same within 30 days after the Company's receipt of written notice of the same; or

		(vii)	if the Company or its subsidiaries fails to (1)
		maintain or remain compliant with the requirements under the Wholly Foreign Owned Enterprise ('WFOE") or SAFE required in the Peoples Republic of China, or (2) timely file all reports required to be filed by the Company with the Securities and Exchange Commission, or (3) remain a publicly traded corporation in the United States.

	(b)	Rights of the Holder upon an Event of Default.  Promptly upon
	the occurrence of an Event of Default, the Company shall deliver written notice of the Default via facsimile and overnight courier (a "Notice of Default') to the Holder. Additionally, subject to the terms of the Purchase Agreement, upon any Event of Default (in addition to any other rights or remedies provided for under this
	Note), without notice by Lender to or demand by Lender to the Company, at the option of Lender or any holder hereof, all unpaid sums required to be paid hereunder, including all Principal Amount, accrued but unpaid Interest,fees and all other amounts due hereunder, shall become immediately due and payable. If an Event of Default relating to certain events of bankruptcy or insolvency of the Company occurs and is continuing, the unpaid Principal Amount and Interest due under this Note will become and be immediately due and payable without any declaration or other act on the part of Lender or any holder hereof. Upon an Event of Default, the Interest rate payable under this Note shall be increased to the rate of twenty-five (25%) percent per annum ('Default Interest"). Payments of the Default Interest shall be due every thirty (30) days following the occurrence Event of Default. The acceptance by Lender of any partial payment made hereunder after the time any of Borrower's liabilities becomes due and payable will not establish a custom, or waive any rights of Lender to enforce prompt payment hereof. A default under this Note shall, at the option of Lender, also constitute a default under the Purchase Agreement and other Loan Documents. In addition to, and not in limitation of, the foregoing, a default under the Purchase Agreement and other Loan Documents shall, at the option of Lender, constitute a default under this Note. Nothing contained herein shall be construed to restrict the exercise of any other rights or remedies granted to Lender hereunder or under the other Loan Documents upon the failure of Borrower to perform any provision hereof or of any provision of the other Loan Documents.

5.	TRANSFER.  The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer,sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws or foreign laws or similar laws relating to the sale of securities.

6.	REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND
INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

7.	PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including but not limited to attorneys fees and disbursements.

8.	CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Lender and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

9.	FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.	NOTICES; PAYMENTS.

	(a)	Notices.  The Company shall provide the Holder with prompt
	written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation.

	(b)	Payments.  Whenever any payment of cash is to be made by the
	Company to the Holder pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to the Holder at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day with interest paid on any such amount through the date on which such payment is actually made.

11.	WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

12.	JURY TRIAL WAIVER.   The Company and the Holder hereby waive a trial
by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

13.	HIGHEST LAWFUL RATE.  In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note.
If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company.

14.	GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida.

15.	ABSOLUTE AND UNCONDITIONAL OBLIGATION OF THE COMPANY.  No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed. This Note is a direct obligation of the Company.

16.	Amendments.  No amendment or waiver of any provision of this Note, nor consent to any departure by the Company herefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17. 	Notices.  All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, to the Maker or the Holder, as applicable, at their respective addresses specified on the signature page hereof, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied with receipt confirmed, respectively.


IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

					GREEN PLANET BIOENGINEERING CO. LTD.

					By:
					Name: Min Zhao
					Title: CEO


								EXHIBIT I

			GREEN PLANET BIOENGINEERING CO., LTD.
				  CONVERSION NOTICE

Reference is made to the 10% CONVERTIBLE BRIDGE LOAN NOTE DUE September 1, 2010 (the "Note"), issued to the undersigned by Green Planet Bioengineering Co., Ltd. (the "Company'). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into either (i) shares of Common Stock, par value $0.001 per share (the "Common Stock") or (ii) other securities pursuant to Section 3(a)(ii), of the Company as of the date specified below.

	Date of Conversion:

	Aggregate Conversion Amount:

If Converting into Common Stock
Please confirm the following information:

	Conversion Price:

	Number of shares of Common Stock to be issued:

If Converting into Other Securities
Please confirm the following information:

	Number and type of securities to be received:

Please issue the Common Stock or other securities into which the Note is being converted in the following name and to the following address:

						Issue to:



						Facsimile Number:


						Authorization:

							By:
							Title:

							Dated: